UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



        Date of Report: (Date of earliest event reported) April 26, 2005



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                               1-3247                16-0393470
(State or other jurisdiction           (Commission           (I.R.S. Employer
of incorporation)                      File Number)          Identification No.)


One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated April 26, 2005, regarding its financial results for the quarter ended March 31, 2005, and its second quarter 2005 earnings guidance, is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.01 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Safe Harbor Statement

Statements contained in the Item 7.01 Regulation FD Disclosure and the exhibit to this report that state the Company's or its management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Exchange Act. The Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(c)   Exhibit

      99   Press Release dated April 26, 2005, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                CORNING INCORPORATED
                                Registrant



Date: April 26, 2005            By    /s/  KATHERINE A. ASBECK
                                           ------------------------------------
                                           Katherine A. Asbeck
                                           Senior Vice President and Controller

                                                                      Exhibit 99
                                                                      ----------





FOR RELEASE -- APRIL 26, 2005

Media Relations Contact:                Investor Relations Contact:
Daniel F. Collins                       Kenneth C. Sofio
(607) 974-4197                          (607) 974-7705
collinsdf@corning.com                   sofiokc@corning.com


                      Corning Reports First-Quarter Results
                  Earnings per share of $0.17 exceeds guidance
                       Sales strong over year-ago results

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced first-quarter sales of $1.05 billion, with net income of $249 million, or $0.17 per share. The company's first-quarter results exceeded its sales guidance and far exceeded its guidance for earnings.

"We are extremely pleased with our overall results and we believe that we are well positioned to take advantage of continuing growth opportunities," James R. Houghton, chairman and chief executive officer, said.

First-Quarter Operating Results
Corning's first-quarter sales of $1.05 billion increased 2 percent over last year's fourth-quarter sales of $1.033 billion, and increased 24 percent over last year's first-quarter sales of $844 million. Gross margin for the first quarter improved to 41 percent versus 35 percent in the previous quarter. About half of the first-quarter sequential improvement in gross margin was due to stronger operating performance in all the company's operating segments, particularly Display Technologies and Environmental Technologies. The remainder was due to the absence of a number of unusual items which occurred in the fourth quarter.

Equity earnings for the first quarter were $166 million, an increase of 25 percent over fourth-quarter equity earnings of $133 million. The sequential increase was primarily due to Dow Corning Corporation, which experienced strong volume growth, improved pricing and favorable exchange rates. Corning's equity earnings from Dow Corning were $68 million in the first quarter, nearly doubling fourth-quarter equity earnings of $35 million.


                                     (more)

Corning Reports First-Quarter Results
Page Two


Corning recorded $320 million in first-quarter sales in its Display Technologies segment, a 3 percent increase over last year's fourth-quarter sales of $311 million. The sequential sales increase was primarily driven by a 5 percent volume increase and a favorable Japanese yen exchange rate, offset by average glass pricing declines of less than 4 percent. Sequential first-quarter volume and pricing were within the company's guidance. Volume grew approximately 35 percent and average pricing was flat in comparison to a year ago.

Samsung Corning Precision Glass Co. Ltd., a 50-percent equity venture in Korea, increased its sequential glass volume by 6 percent. In comparison to a year ago, volume at Samsung Corning Precision was up 44 percent in the first quarter. Equity earnings from Samsung Corning Precision were $80 million for the first quarter, compared to $73 million last quarter.

Total volume in the Display Technologies segment, including both Corning's wholly-owned business and Samsung Corning Precision, increased 6 percent sequentially in the first quarter. Net income for the Display Technologies segment was $161 million in the first quarter, compared to $151 million in the fourth quarter.

Wendell P. Weeks, president and chief operating officer, said, "In the first quarter, we saw increased indications that panel manufacturers are continuing to ramp up capacity for larger-generation (Gens. 5, 6 and 7) panel sizes. We are pleased to report that we have signed four additional long-term supply agreements for liquid crystal display (LCD) glass that include customer deposits. We now have five long-term supply agreements with customer deposits, a clear indication that our customers continue to see Corning as the first choice for meeting their large-size glass needs."

Telecommunications segment sales were $427 million for the first quarter, consistent with the previous quarter's sales of $423 million, and higher than the company's expectations. The better-than-expected sales were primarily due to higher volumes of hardware and equipment products to support Verizon Communication's fiber-to-the-premises (FTTP) build-out in North America and continued strong demand in Europe. The segment recognized net income of $9 million compared to a net loss of $9 million in last year's fourth quarter. Optical fiber volume in the first quarter decreased 6 percent from fourth-quarter volume, while fiber pricing declined approximately 2 percent for the quarter. In comparison to a year ago, fiber volumes increased more than 50 percent.

Weeks said, "We were pleased with the performance of our Telecommunications segment in North America, but we continue to be challenged by the overall lower demand and strong pricing pressures for fiber in China."


                                     (more)

Corning Reports First-Quarter Results
Page Three


Environmental Technologies segment sales were $148 million for the first quarter, a 14 percent sequential sales increase. These results were driven by seasonal increases and strong volume for both the automotive and diesel product lines, the latter related to a Korean diesel engine retrofit program underway. Enhanced manufacturing performance also drove improved segment results in first quarter compared to the fourth quarter.

The company's Life Sciences segment recorded first-quarter sales of $74 million, an increase over fourth-quarter sales of $71 million.

Special Items
Corning's first-quarter results included special items netting to a $3 million charge, which had no impact on the company's earnings per share. The special items include a charge of $19 million to impair the company's investment in Avanex Corporation, and a $16 million gain to reflect the decline in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.

Cash Flow/Liquidity Update
Corning ended the first quarter with $1.5 billion in cash and short-term investments, a decline from the previous quarter's balance of $1.9 billion. This decline was due to capital spending in excess of operating cash flow and the net repayment of $146 million of debt in the first quarter. Also in the first quarter, Corning converted nearly $100 million in debentures into Corning stock. These items resulted in the company's debt-to-capital ratio improving to 36.4 percent compared to the previous quarter's ratio of 41 percent. The company expects to redeem the remaining $191 million of its 3.5 percent debentures, subject to market conditions, by the end of 2005.

James B. Flaws, vice chairman and chief financial officer, said, "We continue to make progress on all of our financial goals. We are carefully managing our cash flow, reducing the company's overall debt levels and making strides toward achieving investment-grade ratings."

Second-Quarter Outlook
Corning said that it expects second-quarter sales to be in the range of $1.08 billion to $1.13 billion and EPS in the range of $0.17 to $0.19 before special items. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release. The company expects gross margins will be about 40 percent for the quarter and equity earnings will be consistent with the first quarter. Corning expects that the second-quarter corporate tax rate will be between 20 percent and 25 percent. For the second half of the year, the company believes the tax rate will be between 20 percent and 30 percent.


                                     (more)

Corning Reports First-Quarter Results
Page Four


In the Display Technologies segment, Corning anticipates that second-quarter sequential volume growth for its wholly-owned business and Samsung Corning Precision will be in the range of 10 percent to 20 percent, both individually and in the aggregate. Corning said that the actual rate of glass volume growth could vary by geographic market. In addition, the level of volume growth will be influenced by the industry's ability to efficiently bring on new panel manufacturing capacity during the quarter and the level of end market demand for LCD products. Pricing pressures are expected to be slightly less than what occurred in the first quarter.

"We believe that in the second quarter our panel customers will continue to ramp up capacity at their Gen 6 and Gen 7 plants in anticipation of increasing LCD television demand," Weeks, said. "There are indications that the retail price of LCD televisions will continue to drop throughout the year and we believe that overall LCD television penetration could reach 10 percent of the TV market in 2005." He said that the second quarter should also see sustained strength in LCD monitor demand. The company continues to forecast that the total LCD glass market volume will grow in excess of 50 percent for the year.

Telecommunications segment second-quarter sales are expected to grow approximately 5 percent, led primarily by the seasonal strength in hardware and equipment products. The company's second-quarter fiber volume increase is expected to be in the range of flat to a 10 percent increase. Second-quarter fiber pricing is expected to decline less than 5 percent sequentially. Corning believes that second-quarter volumes of FTTP products sold to Verizon will be similar to the very strong first quarter. The company also expects that FTTP sales will decline in the second quarter with the implementation of expected price reductions as the Verizon project enters its second year.

The company also expects equity earnings from Dow Corning to be in the range of $50 million to $60 million in the second quarter, and it believes this is a reasonable expectation per quarter for the remainder of the year.

Weeks said, "We have had an outstanding start to the year and we are excited about our prospects. We believe we have excellent momentum coming into this quarter and we are well positioned for growth in 2005."

Annual Shareholders Meeting
Corning will hold its annual shareholder meeting on Thursday, April 28, 2005 beginning at 11 a.m., EDT, at The Corning Museum of Glass Auditorium in Corning, N.Y.

First-Quarter Conference Call Information
The company will host a first-quarter conference call at 8:30 a.m. EDT on Wednesday, April 27. To access the call, dial (630) 395-0017.


                                     (more)

Corning Reports First-Quarter Results
Page Five


The password is RESULTS. A replay of the call will begin at approximately 10:30 a.m. EDT and will run through 5 p.m. EDT, Wednesday, May 11. To listen, dial
(203) 369-2041, no pass code is required. To listen to a live audio webcast of the call please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.


                                     (more)

Corning Reports First-Quarter Results
Page Six


Forward-Looking and Cautionary Statements
This news release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)


                                                                                            For the three months ended
                                                                                                     March 31,
                                                                                          -----------------------------
                                                                                             2005                2004
                                                                                          ---------           ---------
Net sales                                                                                 $   1,050           $     844
Cost of sales                                                                                   621                 544
                                                                                          ---------           ---------

Gross margin                                                                                    429                 300

Operating expenses:
   Selling, general and administrative expenses                                                 184                 160
   Research, development and engineering expenses                                                98                  84
   Amortization of purchased intangibles                                                          5                  10
   Restructuring, impairment and other charges and (credits)                                     19                  34
   Asbestos settlement                                                                          (16)                 19
                                                                                          ---------           ---------

Operating income (loss)                                                                         139                  (7)

Interest income                                                                                  10                   6
Interest expense                                                                                (37)                (36)
Loss on repurchases and retirement of debt, net                                                                     (23)
Other expense, net                                                                               (9)                 (4)
                                                                                          ---------           ---------

Income (loss) before income taxes                                                               103                 (64)
(Provision) benefit for income taxes                                                            (19)                 12
                                                                                          ---------           ---------

Income (loss) before minority interests and equity earnings                                      84                 (52)
Minority interests                                                                               (1)
Equity in earnings of associated companies                                                      166                 107
                                                                                          ---------           ---------

Net income                                                                                $     249           $      55
                                                                                          =========           =========

Basic earnings per common share                                                           $    0.18           $    0.04
                                                                                          =========           =========
Diluted earnings per common share                                                         $    0.17           $    0.04
                                                                                          =========           =========

Shares used in computing per share amounts for:
   Basic earnings per common share                                                            1,411               1,358
                                                                                          =========           =========
   Diluted earnings per common share                                                          1,503               1,437
                                                                                          =========           =========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
          (Unaudited; in millions, except share and per share amounts)


                                                                                           March 31,         December 31,
                                                                                             2005                2004
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     847           $   1,009
   Short-term investments, at fair value                                                        700                 872
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  1,547               1,881
   Trade accounts receivable, net of doubtful accounts and allowances                           621                 585
   Inventories                                                                                  562                 535
   Deferred income taxes                                                                         90                  94
   Other current assets                                                                         208                 188
                                                                                          ---------           ---------
       Total current assets                                                                   3,028               3,283

Investments                                                                                   1,485               1,484
Property, net                                                                                 4,096               3,941
Goodwill and other intangible assets, net                                                       387                 398
Deferred income taxes                                                                           478                 472
Other assets                                                                                    159                 166
                                                                                          ---------           ---------

Total Assets                                                                              $   9,633           $   9,744
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Short-term borrowings, including current portion of long-term debt                     $     288           $     478
   Accounts payable                                                                             667                 682
   Other accrued liabilities                                                                  1,001               1,178
                                                                                          ---------           ---------
       Total current liabilities                                                              1,956               2,338

Long-term debt                                                                                2,125               2,214
Postretirement benefits other than pensions                                                     595                 600
Other liabilities                                                                               740                 747
                                                                                          ---------           ---------
       Total liabilities                                                                      5,416               5,899
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               29                  29
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 633 thousand and 637 thousand                                           63                  64
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,437 million and 1,424 million                                             719                 712
   Additional paid-in capital                                                                10,484              10,363
   Accumulated deficit                                                                       (7,060)             (7,309)
   Treasury stock, at cost; Shares held: 15 million and 16 million                             (155)               (162)
   Accumulated other comprehensive income                                                       137                 148
                                                                                          ---------           ---------
       Total shareholders' equity                                                             4,188               3,816
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $   9,633           $   9,744
                                                                                          =========           =========

Certain amounts for 2004 were reclassified to conform to 2005 classifications.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                                            For the three months ended
                                                                                                     March 31,
                                                                                          -----------------------------
                                                                                             2005                2004
                                                                                          ---------           ---------
Cash Flows from Operating Activities:
   Income from continuing operations                                                      $     249           $      55
   Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
     Depreciation                                                                               120                 120
     Amortization of purchased intangibles                                                        5                  10
     Asbestos settlement                                                                        (16)                 19
     Restructuring, impairment and other charges and (credits)                                   19                  34
     Loss on repurchases and retirement of debt                                                                      23
     Undistributed earnings of associated companies                                             (23)                (29)
     Deferred taxes                                                                               3                 (40)
     Restructuring payments                                                                      (9)                (34)
     Customer deposits                                                                           20
     Changes in certain working capital items:
        Trade accounts receivable                                                               (54)                (17)
        Inventories                                                                             (39)                (32)
        Other current assets                                                                    (16)                  3
        Accounts payable and other current liabilities, net of restructuring payments          (151)                (66)
     Other, net                                                                                  34                  (1)
                                                                                          ---------           ---------
Net cash provided by operating activities                                                       142                  45
                                                                                          ---------           ---------

Cash Flows from Investing Activities:
   Capital expenditures                                                                        (323)               (134)
   Short-term investments - acquisitions                                                       (314)               (544)
   Short-term investments - liquidations                                                        486                 421
   Other, net                                                                                     2                  11
                                                                                          ---------           ---------
Net cash used in investing activities                                                          (149)               (246)
                                                                                          ---------           ---------

Cash Flows from Financing Activities:
   Repayments of short-term borrowings and current portion of long-term debt                   (192)                 (2)
   Proceeds from issuance of long-term debt, net                                                 48                 396
   Retirements of long-term debt                                                                 (2)               (141)
   Proceeds from issuance of common stock, net                                                   12                  11
   Proceeds from the exercise of stock options                                                    9                  12
   Other, net                                                                                    (5)                 (2)
                                                                                          ---------           ---------
Net cash (used in) provided by financing activities                                            (130)                274
                                                                                          ---------           ---------
Effect of exchange rates on cash                                                                (25)                 (1)
                                                                                          ---------           ---------
Net (decrease) increase in cash and cash equivalents                                           (162)                 72
Cash and cash equivalents at beginning of period                                              1,009                 688
                                                                                          ---------           ---------

Cash and cash equivalents at end of period                                                $     847           $     760
                                                                                          =========           =========

Certain amounts for 2004 were reclassified to conform to 2005 classifications.

                              CORNING INCORPORATED
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                           2005                                       2004
                                         --------         ------------------------------------------------------------
                                            Q1               Q1           Q2           Q3           Q4          Total
                                         --------         -------      -------      --------     --------     --------

Display Technologies                     $    320         $   230      $   277      $    295     $    311     $  1,113

Telecommunications
   Fiber and cable                            212             149          192           202          212          755
   Hardware and equipment                     215             163          200           210          211          784
                                         --------         -------      -------      --------     --------     --------
                                              427             312          392           412          423        1,539

Environmental Technologies
   Automotive                                 127             125          121           119          114          479
   Diesel                                      21              16           20            17           16           69
                                         --------         -------      -------      --------     --------     --------
                                              148             141          141           136          130          548

Life Sciences                                  74              79           79            75           71          304

Other                                          81              82           82            88           98          350
                                         --------         -------      -------      --------     --------     --------

Total                                    $  1,050         $   844      $   971      $  1,006     $  1,033     $  3,854
                                         ========         =======      =======      ========     ========     ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the first quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                Per     Income Before     Net
                                               Share    Income Taxes    Income
                                              -------   -------------   -------

Earnings per share (EPS) and net income,
  excluding special items                     $  0.17     $   106       $   252

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)                (0.01)        (19)          (19)

     Asbestos settlement (b)                     0.01          16            16
                                              -------     -------       -------

Total EPS and net income                      $  0.17     $   103       $   249
                                              =======     =======       =======


(a) In the first quarter of 2005, Corning recorded an impairment charge of $19 million for an other than temporary decline in the fair value of its investment in Avanex Corporation (Avanex). At March 31, 2005, shares of Avanex were trading at $1.30 per share compared to Corning's average cost basis of $2.40 per share. Corning believes it will not recover its cost basis in Avanex shares given the significant decline in its stock price.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, if the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the first quarter of 2005, Corning recorded a credit of $16 million for the change in its common stock price of $11.13 at March 31, 2005 compared to $11.77, the common stock price at December 31, 2004.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the fourth quarter of 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                               Per     Income Before     Net
                                              Share    Income Taxes    Income
                                             -------   -------------   -------

Earnings per share (EPS) and net income,
  excluding special items                    $  0.12     $    79       $   177

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)                               5             3

     Asbestos settlement (b)                   (0.01)        (17)          (17)
                                             -------     -------       -------

Total EPS and net income                     $  0.11     $    67       $   163
                                             =======     =======       =======


(a) Corning recorded net credits of $5 million ($3 million after-tax and minority interest) for adjustments to prior periods' restructuring and impairment charges, primarily in the Telecommunications segment.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2004, Corning recorded a charge of $17 million for the change in its common stock price of $11.77 at December 31, 2004 compared to $11.08, the common stock price at September 30, 2004.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2005
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measures for the three months ended March 31, 2005 and December 31, 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------


                                              For the three     For the three
                                               months ended      months ended
                                              March 31, 2005   December 31, 2004
                                              --------------   -----------------

Operating cash flow                              $     142         $     366

Less:  Investing cash flow                            (149)             (359)

Plus: Short-term investments - acquisitions            314               284

Less: Short-term investments - liquidations           (486)             (217)
                                                 ---------         ---------

Free cash flow                                   $    (179)        $      74
                                                 =========         =========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the second quarter of 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                Range
                                                        ----------------------
Guidance: EPS excluding special items                   $ 0.17          $ 0.19

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)

     (Loss) gain on repurchases and retirements
       of debt, net (c)                                 ------          ------

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the second quarter of 2005, Corning will record a charge or credit for the change in its common stock price as of June 30, 2005 compared to $11.13, the common stock price at March 31, 2005.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's second quarter 2005 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.